UNITED STATES

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Tessera Technologies, Inc.

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On May 21, 2013, Tessera Technologies, Inc. issued the following press release.

Contacts:

Rick Neely

Chief Financial Officer

408-321-6756

Chuck Burgess

The Abernathy MacGregor Group

212-371-5999

Tessera Reminds Stockholders of the Top Reasons to Vote on Its GOLD Card

Company Sets the Record Straight on its GOLD Write-in Card

SAN JOSE, Calif., May 21, 2013 – Tessera Technologies, Inc. (NASDAQ:TSRA) (“Tessera” or the “Company”) today issued a letter to stockholders in connection with the Company’s 2013 Annual Meeting scheduled on May 23, 2013. The Company also noted that it had come to its attention that Starboard Value LP (“Starboard”) has stated that using Tessera’s write-in card (or revised form of Voter Instruction Form or “Revised VIF” distributed by Broadridge that facilitates the ability of beneficial holders of the Company’s shares to choose from among nominees) is “illegal.” Stockholders should not be misled by Starboard’s false statement. It is in no way illegal for any stockholder to vote on Tessera’s write-in card or the Revised VIF.

Although the Staff of the Securities and Exchange Commission (“SEC”) has raised objections to the Company’s use of both the write-in proxy card and the Revised VIF, asserting that the write-in proxy card violates the SEC’s “bona fide nominee” rule, the Company has respectfully, but strongly and consistently, disagreed with the Staff on this point. Broadridge has agreed to tabulate the voting results from the Revised VIF, and the Company intends to give full effect to those voting results, which is ultimately a matter of Delaware corporate law. There are a number of methods available for stockholders to “split their votes” and facilitate stockholders choosing the Board that stockholders truly desire.

May 21, 2013 Letter to Stockholders

In its letter, Tessera urged stockholders to protect the value of their investment and reminded them of the top reasons to vote for the Company’s slate.

The full text of the May 21 letter follows:

Dear Tessera Stockholders:

The Tessera Technologies, Inc. (“Tessera” or the “Company”) annual meeting of stockholders is two days away. The time is NOW to vote your GOLD card for the Tessera Board nominees and protect the value of your investment. Please do not delay – the Annual Meeting is scheduled to be held at 10:00 am PT at the Company’s offices this Thursday, May 23, 2013 – your vote is important regardless of the number of shares you own.

The Tessera Board’s nominees are proven business leaders with a diverse range of complementary experience in Intellectual Property (IP) monetization, operations, engineering, finance, high tech and semiconductors, as well as other areas essential to ensure the continued successful execution of Tessera’s strategy. As you prepare to vote, we encourage you to consider the following.

TOP REASONS TO VOTE FOR THE TESSERA NOMINEES ON THE GOLD CARD

1.	Tessera, under the guidance of its reconstituted Board, is executing a detailed, compelling strategic plan designed to deliver superior value to stockholders. Our strategic plan includes long-term growth for our IP business through new customers, Invensas technology and selective acquisitions of patent portfolios. We expect to achieve our target model in the IP segment in 2014, including a 50% target for operating margin and for our IP revenues to grow at a CAGR of approximately 20%, generating over $400 million by year-end 2016.

2.	Tessera has reconstituted its Board with experienced, independent directors. Since August of 2012, we have added five new independent directors, and Rick Hill was appointed as non-executive chairman in March 2013, and then subsequently, as interim CEO and executive chairman in April 2013. Nearly all of our nominees have CEO or CFO-level experience at companies other than Tessera, and each nominee with the recent exception of Mr. Hill is independent from management.

3.	We have significantly cut our operating expenses. Tessera’s new model for DigitalOptics Corporation (DOC) limits spending while preserving the potential significant upside. We announced DOC and corporate overhead cost reductions of approximately 45% on an annualized basis, on March 21, 2013. We are pursuing strategic alternatives for DOC such as a joint venture, a strategic partnership, an outright sale, or a licensing agreement, and we are on target to complete this initiative no later than the end of 2013. Furthermore, the Company has already executed initiatives to further reduce its sales, general and administrative expenses.

4.	We have created an innovative capital allocation plan to return value to stockholders. The Company’s capital allocation plan announced on April 25, 2013, provides for any episodic gains to be used for annual special dividends, the growth of the Company’s quarterly dividends, and share repurchases. The plan is already yielding results. On May 13, 2013, we announced a special cash dividend of $0.30 per common share payable on May 31, 2013, to common stockholders of record at the close of business on May 23, 2013.

5.	Tessera’s nominees have received the support of major proxy advisory firms. Don’t just take our word for it. Institutional Shareholder Services and Egan-Jones, two leading influential proxy advisory firms, have also recommended that stockholders vote for ALL SIX of the Tessera nominees to the Board.

Time is short. I urge you to vote your proxy on the Company’s GOLD card for the Tessera Board nominees. Thank you very much.

Sincerely,

Richard S. Hill

Interim Chief Executive Officer and Executive Chairman

Tessera urges stockholders to vote the GOLD proxy card FOR Chenault, Hill, Miner, Nagel, Seams and Stultz and simply discard any WHITE proxy card they may receive from Starboard. Stockholders should be advised that they CANNOT use Starboard’s WHITE proxy card to vote for any of the Company nominees Chenault, Hill, Miner, Nagel, Seams and Stultz. Please use the GOLD proxy card to support our nominees.

If you have questions about how to vote your shares, or need additional assistance, please contact MacKenzie Partners, Inc., who is assisting the Company in the solicitation of proxies:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Stockholders may call toll-free at (800) 322-2885 or call collect at (212) 929-5500 with any questions.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s strategic plans, capital allocation plan, expense reductions, strategic alternatives for DOC, value creation and stockholder returns. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2012, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp., generates revenue from manufacturers and other implementers that use our technology. Our DigitalOptics business delivers innovation in imaging systems for smartphones. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, DOC, the DOC logo, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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